Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1 of our report dated April 14, 2008 with respect to the audited financial statements of Baywood International, Inc.  for the year ended December 31, 2007.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Malone & Bailey, PC

Malone & Bailey, PC

www.malone−bailey.com

Houston, Texas

December 30, 2008